UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

Of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate Box:

☒	Preliminary Proxy Statement
[	]	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	]	Definitive Proxy Statement
[	]	Definitive Additional Materials
[	]	Soliciting Material Pursuant to §240.14a-12

WILLIAMS CONTROLS, INC.

(Name of Registrant As Specified In Its Charter)

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WILLIAMS CONTROLS, INC.

Notice of Annual Meeting
to be held on
March 2, 2006

The annual meeting for 2006 of Williams Controls, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company located at 14100 Southwest 72nd Avenue, Portland, Oregon on March 2, 2006, at 8:30 a.m. Pacific Standard Time, for the following purposes:

1.	To elect three (3) members of the Company’s Board of Directors each for a three (3) year term to serve until the next annual meeting or until their respective successors are duly elected or appointed, and qualified;

2.	To approve an amendment to the Company’s Certificate of Incorporation, as amended, so as to effect a reverse stock split of the Company’s Common Stock at a ratio of one-for-six (1 for 6), provide for the cash-out of fractional shares, and reduce the number of authorized shares of the Company’s Common Stock in proportion to the reverse split;

3.	To approve an amendment to the Company’s Certificate of Incorporation, as amended, eliminating the staggered terms of members of its Board of Directors, and providing for one-year terms and the annual election of all directors; and

4.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only stockholders of record on January 27, 2006, are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Your vote is important. Whether or not you expect to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the accompanying envelope so that your shares will be voted. The envelope requires no postage if mailed in the United States. If you attend the Annual Meeting, you may revoke the proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

Dennis E. Bunday
Executive Vice President, Chief Financial
Officer and Secretary

January 27, 2006
Portland, Oregon

WILLIAMS CONTROLS, INC.
14100 SW 72nd Avenue
Portland, Oregon 97224
(503) 684-8600

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 2, 2006

INTRODUCTION

General

This Proxy Statement is being furnished to the stockholders of Williams Controls, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s board of directors (the “Board of Directors”) from holders of the Company’s common stock, $0.01 par value (“Common Stock”), to be voted at the Company’s Annual Meeting of Stockholders to be held at the offices of the Company located at 14100 Southwest 72nd Avenue, Portland, Oregon on March 2, 2006, at 8:30 a.m. Pacific Standard Time (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked (i) to elect three (3) members of the Board of Directors, (ii) to approve an amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s Common Stock at a ratio of one-for-six (1 for 6), provide for the cash payment of fractional shares and reduce the number of authorized shares of the Company’s Common Stock in proportion to the reverse split, (iii) to approve an amendment to the Company’s Certificate of Incorporation, as amended, eliminating the staggered terms of members of its Board of Directors, and providing for one-year terms and the annual election of all directors, and (iv) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. The accompanying Notice of the Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are first being mailed to stockholders on or about January 31, 2006.

Record Date

The Board of Directors has fixed the close of business on January 27, 2006 as the record date (the “Record Date”) for determining the holders of the Company’s Common Stock. Accordingly, only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting, with each share of Common Stock entitling its holder to one vote on all matters properly presented at the Annual Meeting.

Outstanding Shares

On the Record Date, there were 44,295,914 shares of Common Stock outstanding held by approximately 3,000 beneficial owners and 380 record owners.

Quorum

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting, or 22,147,957 shares of Common Stock, is necessary to constitute a quorum at the Annual Meeting.

Voting

Each stockholder will be entitled to one vote for each share of Common Stock held of record by the stockholder on the record date on all matters submitted for stockholder approval at the Annual Meeting on which the shares are entitled to vote. Stockholders are not entitled to cumulate votes on any proposal.

With respect to Proposal 1, the three nominees receiving the most votes will be elected directors of the Company. Accordingly, assuming the existence of a quorum, abstentions and broker non-votes will not have an effect on the election of directors. Proposals 2 and 3 will be approved if, assuming the existence of a quorum, a majority of the shares entitled to vote approve the proposal. Accordingly, abstentions and broker non-votes will have the effect of a “No” vote with respect to Proposals 2 and 3.

Proxies

The Board of Directors is soliciting the enclosed proxy for use at the Annual Meeting and any adjournments or postponements of that meeting. The proxy holders will not vote the proxy at any other meeting. All proxies that are properly executed, received by the Company prior to or at the Annual Meeting, and not properly revoked by the stockholder in accordance with the instructions below, will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions in the proxy.

The shares represented by each signed proxy will be voted in accordance with the instructions given on the proxy. If a signed proxy is received but no instructions are indicated, the proxy will be voted as follows:

•	FOR the three nominees to the Company’s Board of Directors named in this Proxy Statement;

•	FOR the amendment to the Company’s Certificate of Incorporation, as amended, effecting a reverse stock split of the Company’s Common Stock at a ratio of one-for-six (1 for 6), providing for the cash-out of fractional shares and reducing the number of authorized shares of the Company’s Common Stock in proportion to the reverse split;

•	FOR the amendment to the Company’s Certificate of Incorporation, as amended, eliminating the staggered terms of members of its Board of Directors, and providing for one-year terms and the annual election of all directors;

•	At the discretion of the persons named in the proxy on any other business that may properly come before the Annual Meeting.

The person giving any proxy in response to this solicitation may revoke it at any time before the proxy is voted:

•	by filing with the Company’s corporate secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy; or

•	by signing and dating a subsequent proxy relating to the same shares and delivering it to the Company’s corporate secretary before the Annual Meeting; or

•	by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting without taking one of the foregoing measures will not constitute a revocation of a proxy.

Any written notice revoking a proxy should be sent to Williams Controls, Inc., 14100 Southwest 72nd Avenue, Portland, Oregon 97224, Attention: Corporate Secretary, or hand delivered to the corporate secretary at the Annual Meeting, at or before the taking of the vote.

Notice to Beneficial Owners of Shares

Any shares held in the name of fiduciaries, custodians, or brokerage houses for the benefit of their clients or otherwise held in “street name” may only be voted by the fiduciary, custodian, or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and should instruct the person or entity in whose name the shares are held how to vote. Brokerage houses should provide beneficial owners with instructions that the beneficial owners must follow to direct the voting of their shares.

Solicitation of Proxies

We will bear the cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by the Board of Directors. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally, or by telephone or facsimile. None of those persons will be compensated for soliciting proxies. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to the beneficial owners of the shares and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

Rights of Appraisal

No appraisal rights are available under the Delaware General Corporation Law to stockholders who dissent from the proposals in this Proxy Statement, including the Split Transaction (discussed under Proposal 2). There may exist other rights or actions under state law for stockholders who are aggrieved by stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. For example, stockholders could, if they deemed such to be applicable, take appropriate legal action against the Company and its Board of Directors, and claim that the transaction was unfair to the stockholders, and/or that there was no justifiable or reasonable business purpose for the Split Transaction.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

The Company’s Bylaws provide that the Company’s Board of Directors shall consist of seven members. The directors are divided into three classes with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The directors whose terms of office expire at the Annual Meeting consist of three Class II Directors. There is no cumulative voting for our directors.

Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other persons as the Board of Directors may recommend.

Information Regarding Nominees

The following sets forth certain information about the nominees based on information these individuals supplied to the Company, including their names, ages, principal occupations for the past five years, and their directorships with other corporations. Information regarding our Class I and III directors, which are not subject to re-election at the Annual Meeting, also follows below.

Shares represented at the Annual Meeting by executed but unmarked proxies will be voted “FOR” the named nominees.

Nominees for Class II Directors with a Term Expiring in 2009

Name	Age	Occupation and Employment History
R. Eugene Goodson	70
Mr. Goodson has been Chairman of the Board of Directors since July 1, 2002. He also was President and Chief Executive Officer from August 7, 2002 through September 30, 2004. Mr. Goodson is the Chairman of the Executive Committee. Mr. Goodson has been an Adjunct Professor at the University of Michigan’s School of Business from September 1998 until Present. From October 1997 to September 1998, he was a consultant with Oshkosh Truck Corporation, a manufacturer of specialized trucks and transport equipment. From 1990 until his retirement in October 1997, he was Chairman of the Board of Directors and Chief Executive Officer of Oshkosh Truck Corporation. Mr. Goodson has a MSME and a PhD from Purdue University.

Name	Age	Occupation and Employment History
Peter E. Salas	51
Mr. Peter E. Salas has been a director since September 2004 and is a member of the Executive Committee. He has been President of Dolphin Asset Management Corp. and its related companies since founding them in 1988. Prior to establishing Dolphin, he was with J.P. Morgan Investment Management, Inc. for ten years. He received an A.B. degree in Economics from Harvard in 1976. Mr. Salas serves as Chairman of the Board of Tengasco, Inc. and ACT Teleconferencing, Inc., and serves on the boards of directors of Southwall Technologies Inc. and Boston Restaurant Associates.

Donn J. Viola	60
Mr. Viola has been a director since December, 2002 and is Chairman of the Compensation Committee and a member of the Executive Committee. Mr. Viola served as Chief Operating Officer of Donnelly Corporation, an automotive parts supplier, from 1996 until his retirement in 2002. From 1990 to 1996, Mr. Viola held positions as Senior Executive Vice President and Chief Operating officer with Mack Trucks, a heavy truck manufacturer. Mr. Viola has a BSME from Lehigh University.

Continuing Class I Directors with a Term Expiring in 2007

Name	Age	Occupation and Employment History
H. Samuel Greenawalt	77
Mr. Greenawalt served as a director and a member of the Audit Committee from March 1994 to July 1, 2002 when he resigned in conjunction with the 2002 recapitalization transaction. Mr. Greenawalt was re-elected as a director at the Company’s Annual Meeting on September 19, 2002. Mr. Greenawalt is chairman of the Audit Committee and a member of the Governance and Nominating Committee. From 1987 until his retirement in 1994 Mr. Greenawalt served as Senior Vice President, Business Development, for Michigan National Bank in Detroit, Michigan and since 1994 has served in that capacity on a part time basis. Mr. Greenawalt received a Bachelor of Science degree from the Wharton School at the University of Pennsylvania, and is a graduate of the University of Wisconsin Banking School. Mr. Greenawalt is a director of Valley Commerce Bank.

Carlos P. Salas	34
Mr. Carlos P. Salas has been a director since September 2004. and is the Chairman of the Governance and Nominating Committee and a member of the Compensation Committee. He is a member of Dolphin Advisors, L.L.C., which manages a private-equity investment fund focused on middle-market opportunities. Before joining Dolphin Advisors, Mr. Salas was an investment banker with Donaldson, Lufkin & Jenrette, Inc. (“DLJ”), and later with Credit Suisse First Boston when it merged with DLJ. Prior to joining DLJ, Mr. Salas practiced law with Cleary, Gottlieb, Steen & Hamilton in New York. Mr. Salas received his J.D. from The University of Chicago and his B.A. from New York University. Mr. Salas also serves on the boards of directors of Tengasco Inc. ACT Teleconferencing, Inc. and Telenetics Corp.

Continuing Class III Directors with a Term Expiring in 2008

Name	Age	Occupation and Employment History
Douglas E. Hailey	43
Mr. Hailey has served as a director since 2001 and is a member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Since 1994, Mr. Hailey has been Vice President of the Investment Banking Division of Taglich Brothers, Inc., a New York-based full service brokerage firm that specializes in private equity placements for small public companies. Prior to joining Taglich Brothers, Mr. Hailey spent five years with Weatherly Financial Group, a private equity firm that specialized in sponsoring leveraged buyouts. Mr. Hailey received a Bachelors degree in Business Administration from Eastern New Mexico University and an MBA in Finance from the University of Texas.

Patrick W. Cavanagh	52
Mr. Cavanagh joined the Company as the President and Chief Executive Officer on October 1, 2004. He was appointed to the Board of Directors in May 2005. From June 2003 until joining the Company, Mr. Cavanagh was General Manager of Woodward Controls, Inc., a subsidiary of Woodward Governor Company. Woodward Governor is the largest independent manufacturer of engine control systems for industrial engines and turbines. Mr. Cavanagh was responsible for Sales, Engineering and Manufacturing operations in Niles, Illinois and Suzhou, China. From 1992 to 2003, he was a Corporate Vice President of Knowles Electronics and general manager of their automotive components group, a producer of sophisticated engine control systems and sensors for the automotive, heavy truck and industrial markets. A Knowles Electronic subsidiary, Syncro-Start, was acquired by Woodward Governor Co. in June 2003. Mr. Cavanagh has a Bachelor of Science in Mechanical Engineering Technology from the Milwaukee School of Engineering.

Meetings of the Board; Committees

The Board of Directors has appointed an Executive Committee, Audit Committee, Compensation Committee, and Governance and Nominating Committee.

Executive Committee.    When the Board of Directors is not in session, the Executive Committee may exercise all the powers and authority of the Board of Directors except as limited by law and the Certificate of Incorporation. The Executive Committee did not meet during fiscal 2005. During fiscal 2005, the members of the Executive Committee were Messrs. Ferguson, Goodson, and Hailey. Mr. Ferguson resigned from the Board of Directors in October 2005. The current members of the Executive Committee are Messrs. Goodson, Peter E. Salas, and Viola.

Audit Committee.    The Audit Committee reviews the scope of the independent annual audit, reviews the Company’s quarterly and other financial reports and is responsible for other matters concerning the relationship between the Company and KPMG LLP, its independent registered public accounting firm. The Audit Committee operates under a charter from the Board of Directors. The Audit Committee held four meetings during our 2005 fiscal year. During fiscal 2005, the members of the Audit Committee were Messrs. Ferguson, Greenawalt and Peter E. Salas. Mr. Ferguson resigned from the Board of Directors in October 2005. In fiscal 2006, the Board of Directors realigned the committee memberships and the current members of the Audit Committee are Messrs. Greenawalt and Hailey. Both Messrs. Greenawalt and Hailey are independent directors under the meaning set forth in Rule 4200(a)(15) of the NASD’s listing standards. Our Board of Directors has determined that (i) for our fiscal year 2005 Mr. Peter E. Salas met the definition of an audit committee financial expert, as set forth in Item 401(h)(2) of SEC Regulation S-K and (ii) for our fiscal year 2006, Mr. Hailey meets the definition of an audit committee financial expert as set forth in Item 401(h)(2) of SEC Regulation S-K. A copy of the report of the Audit Committee is contained in this Proxy Statement.

Compensation Committee.    The Compensation Committee primarily reviews compensation to be paid to our executive officers and directors and awards under the Company’s stock option plans and makes recommendations to the Board of Directors. The Compensation Committee held three meetings during fiscal 2005. During fiscal 2005, the members of the Compensation Committee were Messrs. Ferguson, Carlos P. Salas, and Viola. Mr. Ferguson resigned from the Board of Directors in October 2005. The current members of the Compensation Committee are Messrs. Hailey, Carlos P. Salas, and Viola. A copy of the report of the Compensation Committee is contained in this Proxy Statement.

Governance and Nominating Committee.    The duties of the Nominating Committee were expanded in November 2005 to include governance issues related to the Company, and the Nominating Committee was re-named the Governance and Nominating Committee. The primary purposes of the Governance and Nominating Committee are to (i) identify individuals qualified to become members of the Board of Directors and to recommend that the Board of Directors select the director nominees for the next annual meeting of stockholders, (ii) develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company and a code of business conduct and ethics, (iii) oversee the evaluation of the Board of Directors and management, and (iv) ensure that the Company is in compliance with all applicable corporate governance rules. The Governance and Nominating Committee does not have a charter and did not meet during fiscal 2005 as the Nominating Committee, but rather nominations were considered by the Board of Directors as a whole. The current members of the Governance and Nominating Committee are Messrs. Greenawalt, Hailey and Carlos P. Salas, all of which are independent directors under the meaning set forth in Rule 4200(a)(15) of the NASD’s listing standards.

Director Nomination Procedures

As indicated above, the Nominating Committee did not meet in 2005. Instead, the nominating considerations were undertaken by the entire Board of Directors.

The nominees, Messrs. Goodson, Peter E. Salas, and Viola are existing directors. The Board of Directors is recommending that these three nominees be re-elected as directors because the Board of Directors believes they have served the Company admirably and it is in the best interests of the Company and its stockholders to re-elect these three individuals to the Board of Directors. The Board of Directors believes that Messrs. Goodson, Peter E. Salas, and Viola possess a desirable understanding of the Company and the industries in which it operates.

In the future, the Company anticipates that the Governance and Nominating Committee, rather than the entire Board of Directors, will seek qualified candidates to serve on the Company’s Board of Directors and recommend them for the Board of Director’s consideration. In recommending candidates for election to the Board of Directors, the Nominating Committee will consider nominees recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates. The Nominating Committee may also engage a third-party search firm to assist in identifying and evaluating potential nominees. The Nominating Committee will review each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors and other factors relating to diversity, skills, occupation, experience in the context of the needs of the Board of Directors, and whether the candidate would meet the definition of “independent” under applicable SEC and market rules. Evaluations of candidates generally will involve a review of background materials and internal discussions as well as interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating Committee is expected to recommend the candidate for consideration by the full Board of Directors. The Board of Directors has required and will continue to require that all nominees for the Board of Directors have a reputation for integrity, honesty and adherence to high ethical standards.

Stockholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing information specified in the Company’s Bylaws, including the candidate’s name, biographical data, and qualifications. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 10 days nor more than 60 days prior to the date of the meeting, provided that at least two (2) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders. If less than 10 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the Company not later than the close of business on the second day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Stockholders also may be subject to other conditions and limitations regarding the nomination of directors. See “Stockholder Proposals for 2007 Annual Meeting” below.

Meeting Attendance

The Board of Directors met three times in person and twice via telephone during fiscal 2005. Each director attended more than 75% of the meetings of the Board of Directors and each committee on which he served and which met during fiscal 2005.

Required Vote

Assuming the existence of a quorum, the three nominees receiving the most votes will be elected directors.

Director Compensation

During our fiscal 2005, the non-employee directors of the Company were paid an annual retainer of $5,000, in addition to $1,500 for each regular board meeting attended in person, $500 for each telephonic board meeting attended, and $500 for each committee meeting attended, whether in person or telephonic. No fees are paid when action is taken by unanimous written consent. Beginning in fiscal year 2006 the director compensation structure was modified such that each non-employee director of the Company will receive a total of $30,000 per year for service on the board. This fee is all-inclusive and no additional board or committee attendance fees will be paid. The Company reimburses its directors for reasonable costs incurred to attend board and committee meetings.

R. Eugene Goodson retired as Chief Executive Officer on October 1, 2004 but has remained as our Chairman of the Board of Directors. For fiscal year 2005, Mr. Goodson was paid $75,000 for his role as Chairman of the Board of Directors and for his role in effecting an orderly transition of the President and Chief Executive Officer position to Mr. Cavanagh. During fiscal year 2005, Mr. Goodson was an employee of the Company. Mr. Goodson was not eligible for a bonus under the Company’s salaried bonus plan. Beginning in fiscal year 2006 Mr. Goodson will no longer be an employee of the Company and his annual cash compensation will consist only of the $30,000 paid to all non-employee directors, so long as he remains a director of the Company.

The Company has a stock option plan for the non-employee directors of the Company. For the fiscal year ended September 30, 2005, non-employee directors Messer. Greenawalt, Hailey, and Viola each received non-statutory stock options exercisable for ten years to purchase up to 10,000 shares of Common Stock at $1.20 per share and Messers. Carlos P. Salas and Peter E. Salas each received non-statutory stock options exercisable for ten years to purchase up to 10,000 shares of Common Stock at $1.60 per share.

The Company has a management services agreement with Dolphin Advisors, L.L.C. Messrs. Carlos Salas and Peter E. Salas are affiliated with Dolphin Advisors, L.L.C.. See “Certain Relationships and Related Party transactions” below.

Communication with Directors

Any stockholder who wishes to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Secretary, Williams Controls, Inc., 14100 S.W. 72nd Ave., Portland, Oregon 97224. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Recommendation of the Board of Directors

The Board of Directors urges the stockholders to vote “FOR” Messrs. Goodson, Peter E. Salas, and Viola. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the stockholders who are entitled to vote and are present in person or represented by proxy at the meeting. In other words, the three nominees receiving the most votes, even if less than a majority of the shares cast, will be elected to the Board of Directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

PROPOSAL 2 — AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION,
AS AMENDED, TO EFFECT A ONE-FOR-SIX (1 FOR 6) REVERSE STOCK SPLIT OF THE
COMPANY’S COMMON STOCK, PROVIDE FOR THE CASH-OUT OF FRACTIONAL
SHARES AND REDUCE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S
COMMON STOCK IN PROPORTION TO THE REVERSE SPLIT

The Board of Directors has authorized, and recommends for your approval, a reverse stock split transaction whereby each block of six shares of Common Stock registered in the name of each stockholder at the effective time of the transaction (the “Pre-Split Shares”) will be converted into one share of Common Stock (referred to as the “Split Transaction”).

If a registered stockholder holds a number of Pre-Split Shares of Common Stock which is not a multiple of six in his or her name or account at the effective time of the Split Transaction, any fractional share in such account resulting from the Split Transaction will be cashed out and the total number of shares held by such holder will be reduced to the next lower multiple of six. We refer to this cash-out amount as the “Purchase Price,” which will equal the average reported closing price per share, as reported on the OTCBB, of the Company’s Common Stock during the twenty (20) trading days immediately prior to the Effective Date (as defined below).

If approved by stockholders, the Split Transaction will become effective on such date as may be determined by the Board of Directors upon the filing of the necessary amendments to the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware (the “Effective Date”). The form of proposed amendment to the Company’s Certificate of Incorporation, as amended, necessary to effect the Split Transaction is provided in Annex A.

Any holder of record of less than six Pre-Split Shares who desires to retain an equity interest in the Company after the Effective Date may do so by purchasing, prior to the Effective Date, a sufficient number of shares of Common Stock such that the stockholder holds six or more Pre-Split Shares.

Risk Factors Related to the Split Transaction

You should consider the following risks prior to casting your vote.

Risks Associated With Remaining A Stockholder

Stockholders’ Percentage Ownership in the Company May Change Slightly

Due to adjustments resulting from the cashing-out of some stockholders, and from cash compensation being payable for fractional shares resulting from the Split Transaction, the percentage ownership by each stockholder of the total outstanding shares after the Split Transaction may increase or decrease slightly.

Stockholders Will Continue to Be Subject to Risks

Following the Split Transaction, we will continue to face the same risks we have faced in the past and that have been described in our annual report. There is no guarantee that we will be able to adequately address these risks, and accordingly the value of our stock may be adversely affected.

There Are No Appraisal Rights Available to Dissenting Stockholders

No appraisal rights are available under the Delaware General Corporation Law, the Company’s Bylaws, or the Company’s Certificate of Incorporation, as amended, to any stockholders who dissent from the proposed Split Transaction. See “Rights of Appraisal” above.

The Price of the Shares After the Stock Split May Be Higher Than the Purchase Price Received by the Stockholders for Fractional Shares Pursuant to the Split Transaction

Following the Split Transaction, our shares of Common Stock will continue to trade, either on the Over-the-Counter Bulletin Board (“OTCBB”), on Nasdaq, or through another trading system. The per share trading price of our Common Stock (as adjusted for the Split Transaction) may be higher or lower than the per share Purchase Price of the fractional shares, on a comparative basis. While we expect that the Split Transaction will result in an increase in the market price of our Common Stock, the Split Transaction may not increase the market price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the Split Transaction or result in a permanent increase in the market price (which is dependent upon many factors, including our performance, prospects, and other factors).

The Amendment Might Increase Percentage Declines in Our Stock Price

The market price of our Common Stock will be based on a number of factors, many of which are unrelated to the number of shares outstanding. However, if the Split Transaction is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Split Transaction.

The Amendment May Reduce Liquidity in the Market for Our Common Stock and the Volatility of Our Stock

The liquidity of the Company’s Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Split Transaction. A reduction in liquidity could make some relatively large investors reluctant to buy our Common Stock because it could make it more difficult for them to buy larger quantities of our stock without affecting its market price. Further, stockholders who hold odd lots after the Split Transaction may experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

There is No Guarantee the Company Will Be Listed on Nasdaq

While the primary purpose of the Split Transaction is to meet the qualification requirements for listing on the Nasdaq market, there is no guarantee that following the Split Transaction the Company will qualify for, or otherwise be listed on the Nasdaq market. In such case, the Company intends to consider other available options with respect to the markets for listing of its Common Stock.

Risks Associated With Not Being A Stockholder

Cashed-out Stockholders Will Forfeit the Opportunity to Participate in the Company’s Future Growth, if Any

Stockholders who hold less than six shares of Common Stock and who are thus cashed out in the Split Transaction will no longer be stockholders in the Company (unless they subsequently acquire shares from other stockholders following the Effective Date) and will no longer participate in any growth in the value of their shares that may occur in the future. It is possible that the value of our shares in the future could exceed the Purchase Price paid to stockholders pursuant to the proposed Split Transaction.

Background, Purpose, Structure, and Effect of the Split Transaction

Background

We have 44,295,914 shares of Common Stock outstanding held by approximately 3,000 beneficial owners and 380 record owners. In the Split Transaction, each block of six shares of Common Stock registered in the name of a stockholder on the Effective Date will be converted into one share of Common Stock. As a result of the Split Transaction, we expect the number of holders of our Common Stock to decrease slightly, as some holders may own less than six shares of our Common Stock, and the fractional shares held by those stockholders, like all other stockholders, will be cashed-out. The number of shares of our Common Stock outstanding after the Split Transaction will be reduced to slightly less than one-sixth (1/6) the number of shares outstanding prior to the Split Transaction.

Reasons for the Split Transaction

The Company intends to apply for trading of the Company’s Common Stock on the National Association of Securities Dealers Automated Quotation (“Nasdaq”) SmallCap Market. Nasdaq is a networked computer system that provides price quotes on over-the-counter securities. “Over-the-counter,” or “OTC” securities, are those securities which do not trade on a stock exchange (such as the New York Stock Exchange or American Stock Exchange).

The NASD requires that applicants for trading on the Nasdaq SmallCap Market have a minimum bid price of $4.00 per share and meet other listing requirements. After meeting this initial price per share requirement, a company’s share price must generally remain over $1.00 per share for continued trading on Nasdaq.

We are proposing the Split Transaction because, while it will decrease the number of shares of our Common Stock outstanding (and consequently the number of shares held by each stockholder), we expect that it will increase the Company’s per share stock price to a level sufficient to meet Nasdaq’s initial listing requirements, as described above.

The Company’s Common Stock is currently traded on the Over-the-Counter Bulletin Board (“OTCBB”). The OTCBB is separate and distinct from the Nasdaq stock market. In general, the OTCBB is different from Nasdaq in that the OTCBB: (i) does not impose listing standards; (ii) does not provide automated trade executions; (iii) does not maintain relationships with quoted issuers; and (iv) does not have the same requirements with respect to Market Makers. The Company desires that its Common Stock be listed on Nasdaq because we believe that it will provide greater liquidity opportunities for our stockholders and greater access to financial markets.

Factors Considered By the Board of Directors

In the course of reaching its decision to recommend to the stockholders the approval of the Split Transaction, the following material positive factors were considered by the Board of Directors:

•	the Purchase Price for each resulting fractional share of stock is based on the average trading value of our Common Stock prior to the Split Transaction;

•	listing of the Company’s Common Stock on Nasdaq, if it occurs, may result in greater liquidity for stockholders and may provide greater access to the financial markets; and

•	the ability of stockholders who hold fewer than six Pre-Split Shares to remain stockholders by purchasing sufficient shares in advance of the Annual Meeting to cause them to own more than six Pre-Split Shares.

The Board of Directors also considered the following potential adverse factors of the Split Transaction:

•	following the closing, the stockholders of less than six Pre-Split Shares prior to the Split Transaction will cease to participate in the future growth of the Company, if any, or benefit from increases, if any, in the value of the Company. This factor is somewhat mitigated by the fact that these stockholders may purchase shares of our Common Stock prior to the Effective Date;

•	the payment for fractional shares, which is not expected to exceed $10.00 for any single stockholder, is a taxable transaction for stockholders; and

•	there is no guarantee that the Company will meet the requirements for trading on the Nasdaq market, despite the Split Transaction.

In arriving at its decision, the Board of Directors considered the results of all its analyses as a whole and did not attribute any particular weight to any particular analysis or factor it considered.

No independent committee of the Board of Directors has reviewed or approved the fairness of the Split Transaction. No representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Split Transaction or preparing a report concerning the fairness of the Split Transaction was retained by the Company. Notwithstanding the foregoing, the Company believes that the Split Transaction is substantively fair to all stockholders for the reasons set forth in this section and elsewhere in this Proxy Statement.

The Purchase Price per share will equal the average reported per share closing price, as reported on the OTCBB, of the Company’s Common Stock during the twenty (20) trading days immediately prior to the Effective Date. The

Board of Directors believes that the Split Transaction is procedurally fair to our stockholders because the Split Transaction is being effected in accordance with all requirements under Delaware law and hence will require the affirmative vote of the holders of a majority of our outstanding Common Stock. In addition, between the date hereof and the Effective Date all stockholders of the Company will have the opportunity to adjust the number of Pre-Split Shares they own by buying or selling shares of our Common Stock on the open market.

The Board of Directors retains the right to reject (and not implement) the Split Transaction (even after approval thereof) if it determines subsequently that the Split Transaction is not then in the best interests of the Company and its stockholders. If the Split Transaction is not approved, or, if it is approved, but not implemented, the proposed application for listing of the Company’s Common Stock on the Nasdaq market may not be implemented.

Source of Funds and Financial Effect of the Split Transaction

We anticipate that the Split Transaction will require the use of approximately $55,000 cash, which includes professional fees and other expenses related to the Split Transaction, payments to be made to holders of fewer than six shares of our Common Stock, and payments to be made in lieu of issuing fractional shares, but excluding the expenses of the application for listing of our Common Stock on the Nasdaq market. We do not expect that this will have a material adverse effect on the Company’s capitalization, liquidity, results of operations, or cash flow. Because the actual number of Pre-Split Shares which will be purchased by the Company is unknown at this time, the total cash to be paid to holders by the Company is unknown, but is estimated to be not more than $30,000. The Company expects to be able to finance the Split Transaction through its working capital.

Structure of the Split Transaction

The Split Transaction includes a reverse split of our Common Stock, with a cash payment being made for each share of stock held by stockholders of record holding less than six shares of our Common Stock, and a cash payment being made for fractional shares which result from the Split Transaction. If the Split Transaction is approved by stockholders, the Split Transaction is expected to occur at 6:00 p.m. Pacific Standard Time on the Effective Date. Upon consummation of the Split Transaction, each stockholder of record on the Effective Date will receive one share of Common Stock for each six Pre-Split Shares held in his or her account at that time. Any stockholder of record who holds fewer than six Pre-Split Shares in his or her account at the time of the Split Transaction, or who would otherwise receive fractional shares as a result of the Split Transaction, will receive a cash payment for each fractional share in the amount of the Purchase Price, in lieu of such fractional shares.

We intend for the Split Transaction to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Split Transaction for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

In general, the Split Transaction can be illustrated by the following examples:

Hypothetical Scenario	Result
Mr. Brown is a registered stockholder who holds 125 shares of Common Stock in his account prior to the Split Transaction.
In the Split Transaction, Mr. Brown will receive 20 shares of Common Stock (125 shares divided by 6 (which leaves five Pre-Split Shares remaining)), and instead of receiving a fractional share of Common Stock immediately after the Split Transaction (for the remaining five Pre-Split Shares), Mr. Brown will receive a cash payment from the Company in an amount determined by multiplying the Purchase Price per share by his remaining five Pre-Split Shares.

Hypothetical Scenario	Result
Ms. Orange Holds 180 shares of Common Stock in her name in a brokerage account as of the Effective Date.
The Company intends for the Split Transaction to treat stockholders holding shares of Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Split Transaction for their beneficial holders. If this occurs, after the Split Transaction Ms. Orange will have 30 shares in her account (180 shares divided by 6). However, nominees may have a different procedure and stockholders holding shares of Common Stock in street name should contact their nominees.

Effect of the Split Transaction on the Company

Our Certificate of Incorporation, as amended, currently authorizes the issuance of 75,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock. As of the Record Date, 44,295,914 shares of Common Stock were outstanding, and no shares of Preferred Stock were outstanding. Based upon the Company’s best estimates, if the Split Transaction had been consummated as of the Record Date, the number of outstanding shares of Common Stock would have been reduced by the Split Transaction from 44,295,914 to approximately 7,382,652. There would be a nominal change in the number of holders of our Common Stock as a result of the Split Transaction. The par value of the Common Stock will remain $0.01 per share.

Pursuant to the Split Transaction, the number of authorized shares of the Company’s Common Stock will be reduced in proportion to the ratio of the reverse stock split. If the number of authorized shares of the Company’s Common Stock was not reduced in tandem with the Split Transaction, the Company would be able to issue shares representing a much larger percentage of its outstanding stock than it can currently, which could potentially result in significantly greater dilution to stockholders. The purpose of reducing the number of the authorized shares of Common Stock is to avoid this result by maintaining approximately the same ratio between the Company’s authorized but unissued and outstanding shares immediately before and after the Split Transaction. After the consummation of the Split Transaction, the outstanding shares will represent approximately 59% of the total adjusted authorized shares of Common Stock.

Our Common Stock is currently registered under Section 12(g) of the 1934 Act and, as a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934 (the “1934 Act”). After the Split Transaction we will continue to have more than 300 holders of record of our publicly-traded Common Stock, and thus the requirement that the Company maintain its registration under the 1934 Act will not terminate as a result of the Split Transaction.

Effect of the Split Transaction on Affiliates

“Affiliates” of the Company, including executive officers and directors, will participate in the Split Transaction to the same extent as nonaffiliates. As with all other stockholders of the Company, the percentage ownership by the Affiliates of the total outstanding shares after the Split Transaction may increase or decrease slightly. The increase or decrease in the percentage ownership of the Affiliates due to the Split Transaction will be negligible.

Fractional Shares and Brokerage Fees

As described in greater detail above, we will not issue any fractional shares in connection with the Split Transaction. Instead, if a stockholder would hold a fractional share after the Split Transaction, we will pay that stockholder the Purchase Price for each Pre-Split Share which would convert into a fractional share in the Split Transaction. All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property. See “Escheat Laws” below.

No service charges or brokerage commissions will be payable by stockholders in connection with the Split Transaction. The Company will pay any fees which are imposed on stockholders pursuant to the Split Transaction by any bank, nominee or brokerage. We will not pay interest on cash sums due any such stockholder pursuant to the Split Transaction.

Assuming the Split Transaction occurs, as soon as practical after the Effective Date we will mail a letter of transmittal to each holder of record of our Common Stock. The letter of transmittal will contain instructions for the surrender of the certificate or certificates for the Pre-Split Shares to the Company’s exchange agent in exchange for the new shares and the Purchase Price. No cash payment will be made to any stockholder until the stockholder has surrendered the outstanding certificate(s), together with the letter of transmittal, to the Company’s exchange agent. No appraisal rights are available under the Delaware General Corporation Law, the Company’s Bylaws or Certificate of Incorporation, as amended, to any stockholders who dissent from the proposed Split Transaction. See “Rights of Appraisal” above.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Conduct of the Company’s Business after the Split Transaction

We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Proxy Statement, the Split Transaction is not anticipated to have any effect upon the conduct of our business.

Other than as described in this Proxy Statement, neither the Company nor our management has any current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization, or liquidation; to sell or transfer any material amount of our assets; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business.

Form of Amendment to Certificate of Incorporation

If the proposed amendment is approved by the stockholders, the Company will file a Certificate of Amendment with the Delaware Secretary of State in a form substantially similar to the form in Annex A. No other sections of our Certificate of Incorporation will be amended pursuant to the Split Transaction.

Material Federal Income Tax Consequences

The following is a discussion of the material anticipated federal income tax consequences of the Split Transaction to stockholders of the Company. It should be noted that this discussion is based upon the federal income tax laws currently in effect and as currently interpreted. This discussion does not take into account possible changes in such laws or interpretations, including any amendments to applicable statutes, regulations and proposed regulations, or changes in judicial or administrative rulings, some of which may have retroactive effect. This discussion is provided for general information only, and does not purport to address all aspects of the range of possible federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this discussion does not account for or consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). This discussion does not discuss any consequence of the Split Transaction under any state, local, or foreign tax laws.

No ruling from the Internal Revenue Service will be obtained regarding the federal income tax consequences to the stockholders of the Company in connection with the Split Transaction. However, each stockholder is encouraged to consult his or her tax adviser regarding the specific tax consequences of the Split Transaction to such stockholder, including the application and effect of federal, state, local, and foreign taxes, and any other tax laws.

The Board of Directors believes that the Split Transaction will be a tax-free transaction to the Company, but a taxable transaction to stockholders with respect to any cashed-out shares, as further detailed below. If the Split Transaction qualifies as a recapitalization described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), no gain or loss will be recognized by a stockholder who holds a number of shares which is an even multiple of six. Any stockholder who holds fractional shares which will be cashed-out will recognize a gain or loss equal to the difference, if any, between the cash proceeds received from the Company and the basis of Common Stock allocated to the fractional share interests, and such gain or loss, if any, will generally constitute capital gain or loss if the fractional share interests are held as capital assets at the time of their sale. The tax basis of the new Common Stock received by holders of Common Stock will be the same as the tax basis of the Common Stock exchanged therefor, and the holding period of the new Common Stock in the hands of holders of new Common Stock will include the holding period of their Common Stock exchanged therefor, provided that such Common Stock was held as a capital asset immediately prior to the exchange.

Generally, the stockholders receiving cash for fractional shares will not be subject to backup withholding or informational reporting with respect to the cash distributed.

Escheat Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose fractional shares are cashed-out and whose addresses are unknown to the Company, or who do not return their stock certificates and request payment therefor, generally will have a certain period of years from the Effective Date in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in Oregon, as shown by the records of the Company, the period is generally five years. Following the expiration of that five-year period, under Oregon law the cash payment would likely escheat to the State of Oregon. For stockholders who reside in other states or whose last known addresses, as shown by the records of the Company, are in states other than Oregon, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If the Company does not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to its state of incorporation, the State of Delaware, in accordance with its escheat laws.

Recommendation of the Board of Directors

The Board of Directors has determined that the Split Transaction and the related transactions are both substantively and procedurally fair to, and in the best interest of, the Company and our stockholders and recommends a vote “FOR” the proposal to approve the Split Transaction described in this Proxy Statement.

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote is required for approval of this proposal. Abstentions and broker non-votes will have the same effect as a “No” vote on this proposal.

PROPOSAL 3 — AMENDMENT TO THE COMPANY’S CERTIFICATE OF
INCORPORATION, AS AMENDED, TO ELIMINATE THE STAGGERED TERMS OF THE
MEMBERS OF THE BOARD OF DIRECTORS

Background

Article Seventh of the Company’s Certificate of Incorporation provides that the Board of Directors be divided into three classes (Class I, II, and III), in as nearly equal in number as possible, with members of each class serving three year terms. Under this staggered term system, only directors in the particular class of directors which are up for re-election at each annual meeting are subject to re-election.

The Board of Directors has adopted resolutions, subject to stockholder approval, approving and declaring the advisability of an amendment to Article Seventh of our Certificate of Incorporation declassify the Board of Directors. The amendments would allow for the annual election of all directors in the manner described in this Proposal 3. The amendment would not change the present number of directors and the directors will retain the authority to change that number and to fill any vacancies or newly created directorships.

Purpose

Staggered boards (sometimes called “classified boards”) have been widely adopted and have a long history in corporate law. Proponents of staggered boards assert that they promote the independence of directors because directors elected for multi-year terms may be less subject to outside influence. Proponents also believe this system provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents further assert that classified boards may enhance stockholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election.

On the other hand, some investors view staggered boards as having the effect of reducing the accountability of directors to stockholders because staggered boards limit the ability of stockholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of staggered boards assert that a staggered structure for the election of directors may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees and therefore may erode stockholder value.

The Board of Directors has analyzed the above advantages and disadvantages of staggered boards. While the Board of Directors believes that the benefits of a classified board are important, the Board of Directors is committed to ensuring maximum accountability by the board to the Company’s stockholders, and annual elections would provide stockholders with a means of evaluating each director each year. Further, the Board of Directors believes that the use of a staggered term for directors may be unduly cumbersome in relation to the benefits it provides and it prevents the Company from more efficiently adjusting the composition of its Board of Directors to meet the Company’s needs. The Board of Directors did not consider the potential anti-takeover effects of staggered boards to be highly influential in its consideration of the removal of the staggered term of directors.

Effect of the Amendment to Eliminate the Staggered Terms of Directors

If approved by the stockholders, the amendments to our Certificate of Incorporation eliminating the staggered terms of directors will not take effect until the Company files with the Secretary of State of the State of Delaware a certificate of amendment setting forth the changes to its Certificate of Incorporation. Because the proposed elimination of the staggered board will not take immediate effect, the Board of Directors will still be operating under the staggered term structure when the Company’s stockholders elect new directors at the 2006 Annual Meeting. Thus, all directors, including those elected at the 2006 Annual Meeting, will continue to serve the remainder of their terms, with their successors being elected for one-year terms that expire at the next annual meeting. However, the Board of Directors has adopted a resolution that, if the stockholders approve the proposed amendments in this Proposal 3, encourages all directors whose terms continue past the 2007 annual meeting to resign upon the commencement of the 2007 Annual Meeting, so that all directors would stand for election in 2007, and serve for one-year terms.

The proposed amendment would not change the present number of directors and the directors will retain the authority to change that number and to fill any vacancies or newly created directorships. In accordance with our Bylaws, the directors will continue to be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election of directors.

Form of Amendment to Certificate of Incorporation

If the proposed amendment is approved by the stockholders, Article Seventh of our Certificate of Incorporation, as amended, will be amended such that all references to staggered terms of directors are eliminated. The form of proposed amendment to the Company’s Certificate of Incorporation, as amended, necessary to effect the elimination of the staggered term of our directors is provided in Annex B.

No other sections of our Certificate of Incorporation will be amended pursuant to the proposed removal of the staggered term of our directors.

Recommendation of the Board of Directors

The Board of Directors has determined that amendment of the Company’s Certificate of Incorporation, as amended, to eliminate the staggered term of directors is in the best interest of the Company and our stockholders and recommends a vote “FOR” the proposal to approve the amendment of the Company’s Certificate of Incorporation.

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote is required for approval of this proposal. Abstentions and broker non-votes will have the same effect as a “No” vote on this proposal.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the Company’s officers as of January 6, 2006. Executive officers of the Company are appointed by the Board of Directors at the meeting of the Board of Directors immediately following the annual meeting of the stockholders, and hold office until they resign, they are terminated by the Board of Directors, or their successors are elected and qualified. Mark S. Koenen, listed below as our Vice President, Sales and Marketing, was appointed by the Company’s Chief Executive Officer in Fiscal 2005.

Name	Age	Current Position	Tenure
R. Eugene Goodson	70	Chairman of the Board	2002 to present
		President and Chief Executive Officer	2002 to September 30, 2004

Patrick W. Cavanagh	52	President and Chief Executive Officer	October 1, 2004 to present

Dennis E. Bunday	55	Chief Financial Officer	2001 to present
		Executive Vice President, and Secretary	2002 to present

Thomas F. Dunlap	57	Executive Vice President	2002 to present

Mark S. Koenen	39	Vice President, Sales and Marketing	September 1, 2005 to present

Information concerning the principal occupation of Messrs. Cavanagh and Goodson are set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the other executive officers of the Company who are not also directors of the Company is set forth below.

Dennis E. Bunday joined Williams Controls, Inc. as Executive Vice President, Chief Financial Officer, and Secretary in July 2002. From January 2001 until June 2002, he served the Company as its Chief Financial Officer as an independent contractor. Prior to joining the Company, he served as Vice President — Finance and Chief Financial Officer from 1998 to 2001, for Babler Bros., Inc., a manufacturer of pre-cast concrete products. From 1996 until 1998, he held the same positions with Quality Veneer & Lumber, Inc., and its predecessor, the Morgan Company, a producer of forest products. Prior to 1996, he was Financial Controller and Treasurer of Pope & Talbot, Inc., a New York Stock Exchange company. Mr. Bunday received a Bachelors degree in Accounting from Washington State University.

Thomas F. Dunlap was appointed Executive Vice President and General Manager of the Company’s Portland, Oregon facility in July 2002. From 1999 until July 2002 he was the General Manager of the Company’s Portland, Oregon facility. Prior to joining the Company, Mr. Dunlap was Vice President and General Manager of the OEM business unit of Warn Industries, a powertrain component supplier to the auto industry. Mr. Dunlap was employed by Warn Industries for thirteen years. Mr. Dunlap has a Bachelor of Science degree in Aerospace Engineering from Iowa State University and a Masters in Business from the University of Michigan.

Mark S. Koenen was appointed Vice President, Sales and Marketing in September 2005. From 1996 until September 2005 he was Sales and Marketing Manager for the Company. Prior to joining the Company, he held the position of corporate strategic market analyst at Rockwell International. Mr. Koenen has a Masters of Science in Foreign Service from Georgetown University and a Bachelors of Arts from Trinity College.

There are no family relationships among the executive officers of the Company.

EXECUTIVE COMPENSATION

The table below sets forth the compensation received by the Chief Executive Officer of the Company and other named executive officers of the Company who received compensation in excess of $100,000 during the fiscal years ended September 30, 2005, September 30, 2004 and September 30, 2003. The Company has no restricted stock award or long-term incentive plans.

Executive Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation($)	Securities Underlying Options(#)		All Other Compensation($)
Patrick W. Cavanagh (1)	2005	240,000	500,000	(2)	—	1,000,000	(4)	107,957	(3)
President and Chief	2004	—	—		—	—		—
Executive Officer	2003	—	—		—	—		—

R. Eugene Goodson (6)	2005	75,000	—		—	—		3,000	(5)
Chairman of the Board, and	2004	120,000	108,400		—	—		8,200	(5)
through September 30, 2004,	2003	120,000	37,500		—	250,000	(7)	3,900	(5)
President and Chief
Executive Officer

Dennis E. Bunday	2005	150,000	91,969		—	—		8,400	(5)
Executive Vice President and	2004	150,000	108,400		—	—		8,200	(5)
Chief Financial Officer	2003	150,000	47,500		—	250,000	(7)	5,400	(5)

Thomas F. Dunlap	2005	150,000	90,070		—	—		8,400	(5)
Executive Vice President	2004	150,000	108,400		—	—		8,200	(5)
	2003	150,000	37,500		—	250,000	(7)	7,300	(5)

Mark S. Koenen (8)	2005	104,648	39,685		—	—		5,739	(5)
Vice President, Sales	2004	103,802	34,200		—	160,000	(9)	5,510	(5)
and Marketing	2003	82,511	17,625		—	—		3,660	(5)

(1)	Mr. Cavanagh was appointed the Company’s President and Chief Executive Officer effective October 1, 2004.

(2)	Mr. Cavanagh’s bonus includes a $200,000 one-time signing bonus to replace a retention bonus that Mr. Cavanagh would have received from his former employer in May, 2005. Mr. Cavanagh’s bonuses were paid with a combination of Common Stock of the Company and cash. His one time signing bonus was paid with 76,336 shares of Common Stock of the Company valued at $1.31 per share, which was the average of the trading price of the stock for the 30 days immediately preceding the issuance of the stock and above the price on the date of grant, and the remaining $100,000 in cash. His annual bonus of $300,000 was paid with 37,343 shares of Common Stock valued at $1.61 per share, which was the average trading price of the stock for the 30 days immediately preceding the issuance of the stock, and the remaining $240,000 in cash.

(3)	Represents $8,400 contributions from the Company to Mr. Cavanagh’s 401(k) account and $99,557 for relocation expenses to move his family and personal effects from Chicago, Ill. to Portland, Oregon.

(4)	Mr. Cavanagh was granted stock options under the Company’s Restated 1993 Stock Option Plan for 1,000,000 shares of Common Stock at an exercise price of $1.00 per share, which was above the stock price on October 1, 2004, the date of grant.

(5)	Represents contributions from the Company to each of the named executive’s 401(k) accounts.

(6)	Mr. Goodson retired as Chief Executive Officer on October 1, 2004, with the appointment of Patrick W. Cavanagh, but has remained as our Chairman of the Board. For fiscal 2005, Mr. Goodson was paid $75,000 as Chairman of the Board and for his services related to an orderly transition of the President and Chief Executive Officer position to Mr. Cavanagh. During fiscal 2005, Mr. Goodson was an employee of the Company.

(7)	Messrs. Bunday, Dunlap, and Goodson were each granted stock options under the Company’s Restated 1993 Stock Option Plan for 250,000 shares of Common Stock at an exercise price of $0.66 per share, which was above the stock price on July 31, 2003, the date of grant.

(8)	Mr. Koenen was named Vice President, Sales and Marketing effective September 1, 2005. Prior to September 1, 2005, Mr. Koenen was sales and marketing manager for Williams Controls. Compensation includes amounts paid to Mr. Koenen prior to being named Vice President.

(9)	Mr. Koenen was granted stock options under the Company’s Restated 1993 Stock Option Plan for 160,000 shares of Common Stock at an exercise price of $.77 per share, which was above the stock price on March 26, 2004, the date of grant.

Stock Option Grants in Last Fiscal year

Stock options were granted to the named executives in the following amounts during the fiscal year ended September 30, 2005.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share) (2)	Expiration Date	5%	10%
Patrick W. Cavanagh	1,000,000	100.0	$1.00	10/01/2014	$547,450	$1,464,055

(1)	The options shown in the table with the expiration date of October 1, 2014 become exercisable with respect to 20% of the total number of shares on each of October 1, 2005, 2006, 2007, 2008, and 2009. All options will become fully vested upon the approval by the Company’s stockholders of a merger, sale of substantially all of the Company’s assets or stock, or a plan of liquidation.

(2)	The Exercise Price was greater than the market price of the Company’s Common Stock on the date of grant.

(3)	Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation. The actual realized value depends of the market value of the common stock on the exercise date and no gain to the optionees is possible without an increase in the price of the common stock. All values are before taxes and do not include dividends.

Stock Option Exercises and Holdings in Last Fiscal year

The table below summarizes fiscal year-end option values of the executive officers named in the Summary Compensation Table. No named executive officer acquired any shares on exercise during the fiscal year ended September 30, 2005.

			Securities Underlying Unexercised Options at Year End (#)		Value of In-the Money Option at Year End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
R. Eugene Goodson	—	—	150,000	100,000	91,500	61,000
Patrick W. Cavanagh	—	—	—	1,000,000	—	270,000
Dennis E. Bunday	—	—	150,000	100,000	91,500	61,000
Thomas K. Dunlap	—	—	200,000	100,000	91,500	61,000
Mark S. Koenen (2)	—	—	100,000	168,000	52,600	88,400

(1)	The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at fiscal year-end.

(2)	Mr. Koenen was appointed Vice President, Sales and Marketing effective September 1, 2005.

Employment Contracts

The Company entered into an employment agreement effective October 1, 2004 with the Company’s President and Chief Executive Officer, Patrick W. Cavanagh. The agreement specifies an initial base salary of $240,000 per year plus a potential annual bonus of up to 150% of base salary based on financial performance and strategic objectives as established by the Board of Directors. In accordance with the terms of the employment agreement, Mr. Cavanagh purchased $50,000 of the Company’s Common Stock during fiscal 2005 at the then current market price. The employment agreement provides for a $200,000 signing bonus, of which $100,000 will be paid in cash and $100,000 in shares of Common Stock, valued at the average trading price for the preceding 30 days. This signing bonus was paid in fiscal 2005. Additionally, the agreement provides for assistance in relocating from Chicago, Illinois to Portland, Oregon, the granting of 1,000,000 options at $1.00 per share under the Company’s 1993 stock option plan, and severance payments of between 1.5 and 2 times his base compensation under certain circumstances.

On January 10, 2003, the Company entered into employment agreements with Messrs. Bunday and Dunlap. Each of the contracts is for a term of four years beginning on October 1, 2002 and specifies an initial base salary of $150,000 per year, plus bonus based on parameters established by the Board of Directors on an annual basis. The agreements also provide for a one-year severance payment under certain circumstances in the event the Company terminates the agreements prior to the end of the contract period.

Equity Compensation Plan Information

The table below sets forth certain information as of the end of the Company’s 2005 fiscal year for (i) all compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,733,917	$.94	1,072,583
Equity compensation plans not approved by security holders	—	—	—
Total	3,733,917	$.94	1,072,583

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors administers, among other things, the compensation of the executive officers of the Company.

Compensation Philosophy

The Compensation Committee reviews and makes recommendations to the Board of Directors regarding all forms of salary, bonus, and equity-based compensation provided to the Chairman, Chief Executive Officer and other executive officers of the Company. It also oversees the overall administration of the Company’s stock option plans and addresses such other compensation matters as may from time to time be directed by the Board of Directors. The Compensation Committee’s compensation policy for executive officers is designed to attract, motivate, and retain talented executives responsible for the success of the Company and to promote the long-term interests of the Company and its stockholders. The Compensation Committee places emphasis on performance-based components, such as stock options and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performance. These short-term and long-term incentive compensation policies are intended to reinforce management’s objectives to enhance profitability and stockholder value.

Executive Compensation

At the beginning of each fiscal year, the Compensation Committee meets with the Chief Executive Officer to review the objectives of the Company and its executive officers for such year and to establish parameters for performance-based year-end bonuses. At the conclusion of each fiscal year, the Compensation Committee meets with the Chief Executive Officer to review the performance of the Company and its executive officers against the objectives and parameters that were established at the beginning of the year and to establish the basis for making recommendations to the Board of Directors for executive compensation, including year-end bonuses. In making recommendations to the Board of Directors, the Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the executive officers.

Executive officers are paid base salaries in line with their responsibilities, as determined in the discretion of the Board of Directors based on recommendations provided by the Compensation Committee. Executive officers are also eligible to receive incentive bonuses based on the achievement of performance targets established at the beginning of the fiscal year. During fiscal 2005, the objectives used as the basis for incentive bonuses were the achievement of designated earnings levels and other objectives for each executive officer.

Long-term equity incentives for executive officers are effected through stock option grants under the Company’s Restated 1993 Stock Option Plan. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and employees with those of the stockholders. During fiscal 2005 Mr. Cavanagh was granted options to purchase 1,000,000 shares of the Company’s common stock at $1.00 per share under the Restated 1993 Stock Option Plan. These options vest in equal annual installments over five years. No other executive officers were granted stock option awards during fiscal 2005.

Chief Executive Officer Compensation

The annual base salary for the President and Chief Executive Officer of the Company is reviewed and approved annually by the Board of Directors based on recommendations provided by the Compensation Committee and upon the criteria set forth under the discussion of Executive Compensation above. The target incentive bonus for the President and Chief Executive Officer is tied to achieving designated corporate objectives and satisfactorily managing the Company’s overall corporate business plan.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the Compensation Committee believes that grants made pursuant to the Restated 1993 Stock Option Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The Compensation Committee’s present intention is to comply with Section 162(m) unless it believes that required changes would not be in the best interest of the Company or its stockholders.

The Compensation Committee members for Fiscal 2005 were:

Kirk R. Ferguson, Chairman Carlos P. Salas Donn J. Viola

The current members of the Compensation Committee are:

Donn J. Viola, Chairman Douglas E. Hailey Carlos P. Salas

Compensation Committee Interlocks and Insider Participation

None of the named current or former members of the Compensation Committee is or ever was an executive officer of the Company. Mr. Carlos P. Salas is a member of Dolphin Advisors, LLC, the Managing General Partner of Dolphin Direct Equity Partners LP. See “Certain Relationships and Related Party Transactions” below for a description of the relationships between the Company and the Dolphin entities. This Committee makes the determinations for stock issuances pursuant to the Company’s compensation plans.

AUDIT COMMITTEE REPORT

The Audit Committee held four meetings during our 2005 fiscal year. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2005, management of the Company represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee reviewed and discussed those financial statements with management. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

The Audit Committee received the written disclosures from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees), as modified or supplemented, and discussed with the Company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2005, be included in the Company’s Annual Report on Form 10-K for that fiscal year.

The Audit Committee members for fiscal 2005 were:

H. Samuel Greenawalt, Chairman Kirk Ferguson Peter E. Salas

The current members of the Audit Committee are:

H. Samuel Greenawalt, Chairman Douglas E. Hailey

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of January 6, 2006, by (i) each stockholder who is known by the Company to own beneficially more than 5 percent of the outstanding shares of each class of our voting stock, (ii) each of our directors, (iii) our Chairman of the Board, (iv) our President and Chief Executive Officer and each of our other named executive officers, and (v) all of our directors and executive officers as a group.

Name & Address of Beneficial Owner	Amount Beneficially Owned	Percentage Owned*
R. Eugene Goodson (1) 14100 Southwest 72nd Ave. Portland, OR 97224	483,245	1.1

H. Samuel Greenawalt (2) 14100 Southwest 72nd Ave. Portland, OR 97224	245,152	**

Douglas E. Hailey (3) 14100 Southwest 72nd Ave. Portland, OR 97224	359,071	**

Carlos P. Salas (4) c/o Dolphin Asset Management Corp. 129 East 17th Street New York, New York 10003	4,245,771	9.6

Peter E. Salas (5) c/o Dolphin Asset Management Corp. 129 East 17th Street New York, New York 10003	10,878,424	24.6

Donn J. Viola (6) 14100 Southwest 72nd Ave. Portland, OR 97224	23,200	**

Patrick W. Cavanagh (7) 14100 Southwest 72nd Ave. Portland, OR 97224	387,691	**

Dennis E. Bunday (8) 14100 Southwest 72nd Ave. Portland, OR 97224	884,857	2.0

Thomas F. Dunlap (9) 14100 Southwest 72nd Ave. Portland, OR 97224	1,188,453	2.7

Mark S. Koenen (10) 14100 Southwest 72nd Ave. Portland, OR 97224	172,000	**

Dolphin Offshore Partners, L.P. c/o Dolphin Asset Management Corp. 129 East 17th Street New York, NY 10007	6,632,653	15.0

Name & Address of Beneficial Owner	Amount Beneficially Owned	Percentage Owned*
Dolphin Direct Equity Partners LP c/o Dolphin Asset Management Corp. 129 East 17th Street New York, NY 10007	4,243,271	9.6

Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,187,174	5.0

Mark E. Brady (11) Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,645,540	6.0

Robert J. Suttman, II (11) Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,652,870	6.0

Ronald L. Eubel (11) Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,645,540	6.0

Bernard J. Holtgreive (11) Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,645,540	6.0

William E. Hazel (11) Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,645,540	6.0

All executive officers and directors as a group (10 persons)	13,971,886	30.9

*	The percentages of beneficial ownership of the Common Stock assumes the exercise of all options exercisable for Common Stock beneficially owned by such person or entity currently exercisable on or before March 27, 2006.

**	Less than one percent.

(1)	Also includes 150,000 shares issuable upon exercise of stock options exercisable on or before March 27, 2006.

(2)	Includes 90,000 shares issuable upon exercise of stock options exercisable on or before March 27, 2006.

(3)	Includes 40,000 shares issuable upon exercise of stock options exercisable on or before March 27, 2006.

(4)	Includes shares held by Dolphin Direct Equity Partners, LP. Mr. Carlos P. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP, except to the extent of his individual pecuniary interest therein. Also includes 2,500 shares issuable upon exercise of stock options exercisable on or before March 27, 2006.

(5)	Includes shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P. Mr. Peter E. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P., except to the extent of his individual pecuniary interest therein. Also includes 2,500 shares issuable upon exercise of stock options exercisable on or before March 27, 2006.

(6)	Includes 20,000 shares issuable upon exercise of stock options exercisable on or before March 27, 2006.

(7)	Includes 200,000 shares issuable upon exercise of stock options exercisable on or before March 27, 2006.

(8)	Includes (i) 82,149 shares of Common Stock; (ii) 150,000 shares issuable upon exercise of stock options exercisable on or before March 27, 2006; and (iii) 652,708 shares owned by Williams Controls, Inc. employee benefit plans of which Mr. Bunday is a trustee and over which Mr. Bunday has shared voting and dispositive power. Mr. Bunday disclaims beneficial ownership of shares held in the Company’s employee benefit plans, except to the extent of his individual pecuniary interest therein.

(9)	Includes (i) 335,745 shares of Common Stock; (ii) 200,000 shares issuable upon exercise of stock options exercisable on or before March 27, 2006; and (iii) 652,708 shares owned by Williams Controls, Inc. employee benefit plans of which Mr. Dunlap is a trustee and over which Mr. Dunlap has shared voting and dispositive power. Mr. Dunlap disclaims beneficial ownership of shares held in the Company’s employee benefit plans, except to the extent of his individual pecuniary interest therein.

(10)	Includes 132,000 shares issuable upon exercise of stock options exercisable on or before March 27, 2006.

(11)	Messrs. Brady, Suttman, Eubel, Holtgreive, and Hazel are general partners or principals of Eubel Suttman and disclaim beneficial ownership of these securities except to the extent of their individual pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Services Agreement

Peter E. Salas, one of our directors, is the founder and President of Dolphin Asset Management Corp. and founder of its affiliated companies, which include Dolphin Offshore Partners, L.P., Dolphin Direct Equity Partners, LP, and Dolphin Advisors, L.L.C. (together, the “Dolphin Entities”). Carlos P. Salas, another of our directors, is a member of Dolphin Advisors, L.L.C., a Dolphin Entity. Kirk Ferguson, who resigned as a director on October 19, 2005, is a former partner and managing director of American Industrial Partners (“AIP”). William Morris, who also resigned as a director on October 19, 2005, is a vice president at AIP. On September 30, 2004, the Company, Dolphin Advisors, L.L.C. (“Dolphin Advisors”) and AIP, entered into a Management Services Agreement (the “Agreement”). Under the Agreement, AIP and Dolphin Advisors were to provide advisory and management services to the Company and its subsidiaries. In consideration of the services to be provided by AIP and Dolphin Advisors, the Company was required to pay each of AIP and Dolphin Advisors an annual management fee, payable in quarterly installments commencing January 1, 2005, equal to $80,000 payable to AIP and $120,000 payable to Dolphin Advisors. Under the Agreement, the Company’s obligation to pay the annual fee to AIP or Dolphin Advisors terminates automatically as of August 1, 2007, or earlier under certain circumstances. The Company paid $80,000 to AIP and $60,000 to Dolphin Advisors in fiscal 2005 under the Agreement.

Subsequent to September 30, 2005, AIP sold all of its shares of Common Stock in the Company to three purchasers: (i) the Company; (ii) Dolphin Offshore Partners L.P., an affiliate of Dolphin Advisors; and (iii) an investment group arranged by Taglich Brother, Inc. In conjunction with the sales by AIP, the portion of the Agreement pertaining to AIP was terminated, including the Company’s obligation to pay the $80,000 per year management fee to AIP for any period after September 30, 2005. AIP no longer has any financial position in the Company. Additionally, subsequent to September 30, 2005 the Agreement with respect to Dolphin Advisors was amended to reduce the annual management fee to $60,000 for fiscal 2005 and subsequent years and to extend the Agreement one year to August 1, 2008.

Put/Call Agreement

On September 30, 2004, the Company entered into a Put and Call Option Agreement with American Industrial Partners (“AIP”).

Under the Put and Call Option Agreement, during the period commencing on September 30, 2006 and ending on September 30, 2007, AIP had the right to require the Company to repurchase, in whole or in part, up to a maximum of 7,000,000 shares of the Company’s Common Stock held by AIP (the “Put”). The price for any shares the Company was required to repurchase upon exercise of the Put by AIP was the lesser of $1.00 per share or the average of the closing trading prices of the Company’s Common Stock for the 30 trading days immediately preceding the third business day before the notice of exercise of the Put was delivered by AIP. AIP also had the right to assign its rights to the Put to any person that held at least 6,000,000 shares of the Company’s Common Stock prior to such assignment, but AIP could not assign the Put separately from the Call described below.

Under the Put and Call Option Agreement, AIP granted the Company a right to elect to purchase from AIP (the “Call”) on October 31, 2007 all of the shares of the Company’s Common Stock then held by AIP, up to a maximum of 7,000,000 shares, at a price of $2.00 per share. In order to exercise the Call, the Company was required to deliver to AIP, not more than 30 nor fewer than 10 days prior to the call date, a written notice of its election to exercise the Call.

Pursuant to AIP’s sale of all of its shares of the Company’s Common Stock, described above, the Put and Call Option Agreement between AIP and the Company was terminated as of October 19, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, directors, and greater than ten-percent stockholders are required by the SEC regulation to furnish the Company with copies of Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations of the reporting persons, the Company believes that all required reports were timely filed during the year, except that Messrs. Bunday, Dunlap and Goodson each failed to file one Form 4 in a timely manner and Mr. Koenen failed to file one Form 3 in a timely manner. All such Forms 4 and 3 have been filed prior to the date of the Proxy Statement.

PERFORMANCE INFORMATION

The following graph sets forth the percentage changes in the Company’s cumulative stockholder return on its Common Stock for the five-year period ended September 30, 2005, with the cumulative total return of (1) the NASDAQ Stock Market (US Companies) and (2) a peer group comprised of the companies traded on the NASDAQ Stock Market in the Standard Industry Classification Code 3710 (motor vehicles and equipment) (the “Peer Group”).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG WILLIAMS CONTROLS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

* $100 invested on 9/30/00 in stock or index — including reinvestment of dividends. Fiscal year ending September 30.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements of the Company and subsidiaries for fiscal 2005, 2004 and 2003.

Attendance at Annual Meeting

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Fees Billed to the Company by KPMG LLP During Each of the Last Two Fiscal Years

Aggregate fees billed by KPMG LLP for audit services related to the two most recent fiscal years, and for other professional services billed in the two most recent fiscal years were as follows:

Services Provided	2005	2004
Audit Fees (1)	$201,000	$201,625
Audit Related Fees (2)	$82,950	$79,193
Tax Fees (3)	$108,150	$168,160
All Other Fees (4)	$—	$25,000
Total	$392,100	$473,978

(1)	Fees in connection with the audit of the Company’s annual financial statements and reviews of the Company’s quarterly reports on Form 10-Q for the fiscal year ended September 30, 2005.

(2)	Fees include audit of benefit plans.

(3)	Fees include assistance with tax planning analysis and tax compliance.

(4)	Primarily includes assistance with benefit plan compliance.

Before KPMG LLP is engaged by the Company or its subsidiaries to render audit or non-audit services, the engagement must be approved by the Audit Committee of the Board of Directors. The Audit Committee has considered each of the services rendered by KPMG LLP other than the audit of the Company’s financial statements and has determined that the provision of each of these services is compatible with maintaining the firm’s independence.

CODE OF ETHICS

The Company has adopted a Code of Ethics that is applicable to the Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions. The Company’s Code of Ethics is available free of charge by writing to Williams Controls, Inc., Investor Relations, 14100 SW 72nd Avenue, Portland, Oregon 97224.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2007 proxy statement. Any such proposal must be received by the Company not later than September 20, 2006. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a stockholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than ten days nor more than 60 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than two days prior to the date of such meeting, in which event, stockholders may deliver such notice not later than the second day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any business other than the proposals discussed above that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for fiscal 2005 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 2005 with the Securities and Exchange Commission. A stockholder also may obtain a copy of the Company’s annual report on Form 10-K at no charge, or a copy of exhibits thereto for a reasonable charge, by writing to Williams Controls, Inc., Investor Relations, 14100 S.W. 72nd Avenue, Portland, Oregon 97224.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, THE COMPANY HOPES THAT YOU WILL HAVE YOUR STOCK REPRESENTED BY COMPLETING, SIGNING, DATING AND RETURNING YOUR ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Dennis E. Bunday
Executive Vice President, Chief Financial
Officer and Secretary

January 27, 2006
Portland, Oregon

ANNEX A

PROPOSED CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WILLIAMS CONTROLS, INC.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware WILLIAMS CONTROLS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Corporation has received payment for its capital stock.

SECOND: In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted a resolution setting forth and declaring advisable the amendment to Article FOURTH of the Certificate of Incorporation of the Corporation set forth below.

THIRD: The stockholders owning a majority of the outstanding common stock, par value $.01 per share, of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware duly authorized, adopted and approved a resolution amending Article FOURTH of the Certificate of Incorporation of the Corporation as set forth below.

FOURTH: Article FOURTH of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following is inserted in lieu thereof:

FOURTH:

A.    The total number of shares of stock which the Corporation shall have authority to issue is 62,500,000 shares, consisting of 12,500,000 shares of Common Stock having a par value of $0.01 per share (the “Common Stock”), and 50,000,000 shares of Preferred Stock having a par value of $0.01 per share (the “Preferred Stock”).

FIFTH: Effective at the date and time this amendment to the Certificate of Incorporation is accepted by the Secretary of State of the State of Delaware (the “Effective Time”), each six (6) of the corporation’s common shares then issued and outstanding shall be automatically converted into one (1) fully-paid and non-assessable common share (the “Reverse Stock Split”). In lieu of the issuance of any fractional common shares of less than one whole common share that would otherwise result from the Reverse Stock Split, any holder of common shares who would receive a fractional share shall be entitled to receive an amount in cash equal to the average reported closing price per share, as reported on the OTCBB, of the Company’s Common Stock during the twenty (20) trading days immediately prior to the Effective Date of the Reverse Stock Split for each common share held immediately prior to the Effective Time which would convert into a fractional share pursuant to the Reverse Stock Split. This subsection (B) of this Certificate of Amendment shall affect only issued and outstanding shares of the corporation.

SIXTH: This Certificate of Amendment shall not change the stated capital or paid-in surplus referable to the common shares, if any.

SEVENTH: This Certificate of Amendment shall be effective as of [  :  ] p.m. EDT on                         , 2006.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and sealed by Dennis E. Bunday, its Chief Financial Officer, Executive Vice President, and Secretary, this [  ]th day of [                        ], 2006.

WILLIAMS CONTROLS, INC.

By: Dennis E. Bunday
Chief Financial Officer, Executive Vice President,
and Secretary

A-2

ANNEX B

PROPOSED CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WILLIAMS CONTROLS, INC.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware WILLIAMS CONTROLS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted a resolution setting forth and declaring advisable the amendment to Article SEVENTH of the Certificate of Incorporation of the Corporation set forth below.

SECOND: The stockholders owning a majority of the outstanding common stock, par value $.01 per share, of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware duly authorized, adopted and approved a resolution amending Article SEVENTH of the Certificate of Incorporation of the Corporation as set forth below.

THIRD: Article SEVENTH of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following is inserted in lieu thereof:

SEVENTH: The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors shall consist of not fewer than one (1) director nor more than seven (7) directors. The number of directors of this corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of [  :  ] p.m. EDT on                         , 2006.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and sealed by Dennis E. Bunday, its Chief Financial Officer, Executive Vice President, and Secretary, this [  ]th day of [                        ], 2006.

WILLIAMS CONTROLS, INC.

By: Dennis E. Bunday
Chief Financial Officer, Executive Vice President,
and Secretary

B-1

WILLIAMS CONTROLS, INC.

Annual shareholder meeting, March 2, 2006
PROXY SOLICITED BY BOARD OF DIRECTORS
PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints each of Patrick W. Cavanagh and Douglas E. Hailey proxy with power of substitution and resubstitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the annual shareholder meeting of Williams Controls, Inc. (the “Company”), on March 2, 2006, and any adjournments or postponements of that meeting, with all powers that the undersigned would possess, if personally present, with respect to the following:

1.	PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY: R. EUGENE GOODSON, PETER E. SALAS AND DONN J. VIOLA. YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY OR ALL OF THE NOMINEES BY WRITING THEIR NAME IN THE SPACE PROVIDED BELOW.

[ ] FOR all three nominees listed above (except as indicated to the contrary below)	[ ] WITHHOLD AUTHORITY to vote for all nominees listed above

(Instructions: Write the name of each nominee in the space above for whom authority to vote is withheld)

2.	PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED, SO AS TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT A RATIO OF ONE-FOR-SIX (1 FOR 6), PROVIDE FOR THE CASH-OUT OF FRACTIONAL SHARES, AND REDUCE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK IN PROPORTION TO THE REVERSE SPLIT;

[ ] FOR	[ ] AGAINST	[ ] WITHHOLD AUTHORITY

3.	PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED, ELIMINATING THE STAGGERED TERMS OF MEMBERS OF ITS BOARD OF DIRECTORS, AND PROVIDING FOR ONE-YEAR TERMS AND THE ANNUAL ELECTION OF ALL DIRECTORS

[ ] FOR	[ ] AGAINST	[ ] WITHHOLD AUTHORITY

4.	TRANSACTION OF ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED BY THIS PROXY.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE FRONT OF THIS PROXY, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF PROPOSALS 2 AND 3 AND FOR ELECTION OF R. EUGENE GOODSON, PETER E. SALAS AND DONN J. VIOLA, UNLESS AN EXCEPTION IS INDICATED TO THE CONTRARY ABOVE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THIS MEETING.

No. of Shares:        Date:                         , 2006

Signature or Signatures

Please date and sign above as your name is printed to the left of the signature line, including designation as executor, trust, etc., if applicable. A corporation must be signed for by the president or other authorized officer.

The annual shareholder meeting of Williams Controls, Inc. will be held at the offices of the Company located at 14100 South West 72nd Avenue, Portland, Oregon on March 2, 2006, at 8:30 a.m. Pacific Standard Time.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.